Exhibit 99.1

news release

CONTACT:

Media	Investors:
Victor Beaudet	Renee Johansen
(212) 282-5344	Anita Bialkowska
(212) 282-5320
Sharon Samuel
(212) 282-5322

AVON ELECTS V. ANN HAILEY TO BOARD OF DIRECTORS

NEW YORK, N.Y., December 5, 2008 — Avon Products, Inc. (NYSE: AVP) announced that, on December 3, 2008, its Board of Directors elected V. Ann Hailey to join its Board. Ms. Hailey has also been appointed to serve on Avon’s Audit Committee. Avon’s Board now numbers eleven Directors.

Ms. Hailey, 57, is a retired executive of Limited Brands, Inc. where she served first as Executive Vice President and Chief Financial Officer from 1997 to 2006 and then as Executive Vice President, Corporate Development from 2006 to 2007. She also served on the Limited Brands, Inc. Board of Directors from 2001 to 2006. Before joining Limited Brands, Inc. in 1997, Ms. Hailey held management positions at The Pillsbury Company, RJR Nabisco Holdings Inc. and PepsiCo, Inc.

Ms. Hailey currently serves on the Board of Directors of W.W. Grainger, Inc., Federal Reserve Bank of Cleveland and Realogy Corporation.

“We are very pleased that Ann Hailey has agreed to become a member of Avon’s Board of Directors,” said Andrea Jung, Avon’s Chairman and Chief Executive Officer. “Her extensive financial expertise and corporate strategy experience at prominent consumer product brand-name companies will enable her to make significant contributions to Avon as we continue to grow our business on a global scale.”

Ms. Hailey holds an M.B.A from the Harvard Business School and a B.A. in Business Administration from the University of Georgia.

Avon, the company for women, is a leading global beauty company, with over $10 billion in annual revenue. As the world’s largest direct seller, Avon markets to women in more than 100 countries through over 5.5 million independent Avon Sales Representatives. Avon’s product line includes beauty products, fashion jewelry and apparel, and features such well-recognized brand names as Avon Color, Anew, Skin-So-Soft, Advance Techniques, Avon Naturals, and Mark. Learn more about Avon and its products at www.avoncompany.com.

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